EXHIBIT 99.1

ADP Reports First Quarter Fiscal 2016 Results

  Worldwide new business bookings grew 13% for the quarter
  Revenues increased 6% to $2.7 billion, 9% on a constant dollar basis
  Diluted earnings per share from continuing operations increased 16% to $0.72, adjusted diluted earnings per share from continuing operations increased 10% to $0.68, 11% on a constant dollar basis
  ADP completed a $2.0 billion offering of senior notes during the quarter and intends to use the proceeds to repurchase stock over the next 12 to 24 month period, subject to market conditions
  ADP acquired 4.2 million shares of its stock for treasury at a cost of $334 million in the quarter

ROSELAND, N.J., Oct. 28, 2015 (GLOBE NEWSWIRE) -- ADP® (Nasdaq:ADP), a leading global provider of Human Capital Management (HCM) solutions, today announced its first quarter fiscal 2016 financial results. Compared to last year's first quarter, revenues grew 6% to $2.7 billion, 9% on a constant dollar basis. Adjusted EBIT, which excludes a $29 million gain on the sale of our AdvancedMD business, grew 6% to $477 million, or 8% on a constant dollar basis. Adjusted EBIT margin expanded about 10 basis points in the quarter to 17.6%. Diluted earnings per share from continuing operations increased 16% to $0.72, and adjusted diluted earnings per share from continuing operations increased 10% to $0.68, 11% on a constant dollar basis, reflecting a lower effective tax rate and fewer shares outstanding compared with last year's first quarter.

Constant dollar, adjusted EBIT, adjusted EBIT margin, and adjusted diluted earnings per share from continuing operations are non-GAAP financial measures. ADP believes that the EBIT performance measures best reflect the underlying operations of the business model following the introduction of long-term debt to our capital structure during the first quarter. For ADP's definition of EBIT, see the paragraph "Non-GAAP Financial Information" at the end of this release. Please refer to the accompanying financial tables for a reconciliation of non-GAAP financial measures to their comparable GAAP measures.

"ADP had a good start to fiscal 2016, and we continue to experience very good momentum in new business bookings," said Carlos Rodriguez, president and chief executive officer, ADP. "Our new business bookings performance for the quarter reflects the confidence our clients have in ADP's ability to assist them with their HCM needs, including compliance with the Affordable Care Act. As a result of this solid start, we now expect new business bookings growth of at least 10% for fiscal 2016."

"Our business performed well in the quarter, posting solid revenue growth despite continued headwinds from foreign currency translation," said Jan Siegmund, chief financial officer, ADP. "Because of the added expense pressure we expect from continued strong new business bookings, along with investments required to convert these bookings into new recurring revenue, we now expect adjusted diluted earnings per share growth will be at the lower end of our 12% to 14% range for the fiscal year. We believe these investments will position ADP well for future growth."

First Quarter 2016 Segment Results

Employer Services – Employer Services offers a comprehensive range of HCM and business outsourcing solutions.

  Employer Services revenues increased 3% compared to last year's first quarter, 7% on a constant dollar basis.
  The number of employees on ADP clients' payrolls in the United States increased 2.3% for the first quarter when measured on a same-store-sales basis for a subset of clients ranging from small to large businesses.
  Employer Services client revenue retention declined 160 basis points compared to last year's first quarter from elevated losses in legacy client platforms.
  Employer Services segment margin decreased approximately 50 basis points compared to last year's first quarter. This decrease was primarily driven by increased selling expenses and anticipated investments made in operational resources to support new business.

PEO Services – PEO Services provides comprehensive employment administration outsourcing solutions through a co-employment relationship.

  PEO Services revenues increased 18% compared to last year's first quarter.
  PEO Services segment margin increased approximately 130 basis points compared to last year's first quarter, primarily driven by lower selling expenses and operational efficiencies.
  Average worksite employees paid by PEO Services increased 13% for the quarter to approximately 389,000.

Interest on Funds Held for Clients

The safety, liquidity and diversification of ADP clients' funds are the foremost objectives of the company's investment strategy. Client funds are invested in accordance with ADP's prudent and conservative investment guidelines and the credit quality of the investment portfolio is predominantly AAA/AA.

  For the first quarter, interest on funds held for clients decreased 3% to $88 million from $90 million a year ago.
  Average client funds balances increased 3% in the first quarter to $19.4 billion compared to $18.7 billion a year ago. On a constant dollar basis, average client funds balances increased 6%.
  The average interest yield on client funds declined about 10 basis points in the first quarter to 1.8% compared to 1.9% a year ago.

Other Notable First Quarter Items

In September, ADP issued $2.0 billion in debt securities comprised of $1.0 billion of 2.250% senior notes due September 2020 and $1.0 billion of 3.375% senior notes due September 2025. ADP intends to use the proceeds of this debt offering to repurchase shares of its common stock over the next 12 to 24 month time period, subject to market conditions.

Also in September, ADP completed the sale of its AdvancedMD business for a gain of $29 million as part of its strategy to become fully focused on HCM. The results of operations of this business have been restated from the Employer Services segment to the "Other" segment to best reflect the performance of the Employer Services business for comparable periods. The restated segment financials are available in the supplemental schedules on ADP's investor relations website at investors.adp.com.

Fiscal 2016 Outlook

ADP's fiscal 2016 outlook excludes the impact of the gain on sale of the AdvancedMD business.

Reflecting strong first quarter new business bookings results, ADP now anticipates growth in worldwide new business bookings of at least 10% over $1.6 billion sold in fiscal 2015, compared to our prior forecast of 8% to 10%.

Due to the divestiture of the AdvancedMD business, ADP now anticipates revenue growth of 7% to 8%, compared to our prior forecast of 7% to 9%. This forecast includes an anticipated negative impact of one to two percentage points due to unfavorable foreign currency translation.

Revenue growth for fiscal 2016 is expected to be lower in the first half of the fiscal year due to continued negative impacts expected from foreign currency translation, as well as the expected timing of starts that will convert to new recurring revenue from new business bookings sold during the fourth quarter of fiscal 2015. Therefore, ADP anticipates revenue growth to be below the full year guidance range of 7% to 8% in the second quarter of fiscal 2016, and above the full year guidance range of 7% to 8% in the third and fourth quarters of fiscal 2016. On a constant dollar basis, revenue growth is anticipated to be 8% to 9% for the full year.

The full-year fiscal 2016 forecast for adjusted diluted earnings per share growth remains unchanged at 12% to 14%, or 13% to 15% on a constant dollar basis. ADP now expects this growth to be at the lower end of the range as a result of expected additional selling expenses due to an increased forecast for new business bookings growth, as well as expected investments in operational resources to support additional new business sold. This forecast includes about $43 million in additional net interest expense from the $2.0 billion in senior notes issued during the quarter and the expected impact of share repurchases that will occur during the fiscal year, which together are not expected to have a material impact on fiscal 2016 adjusted diluted earnings per share. These share repurchases are assumed to be completed ratably over the 24 month period beginning on October 1, 2015. No further share repurchases are contemplated beyond the debt funded share repurchases and those intended to offset future dilution related to employee benefit plans.

ADP's earnings growth forecast assumes adjusted EBIT margin expansion of about 50 basis points from 18.8% in fiscal 2015. ADP expects additional expense in the second quarter of the fiscal year resulting from investments in operational resources to support higher-than-anticipated new business bookings in the fourth quarter of fiscal 2015. This additional expense, combined with the expected lower revenue growth in the second quarter, is anticipated to result in EBIT that is flat compared to the prior year's second quarter.

ADP still anticipates an adjusted effective tax rate of 33.7% compared with 33.5% in fiscal 2015.

Reportable Segments Fiscal 2016 Forecast

  For the Employer Services segment, ADP still anticipates revenue growth of 5% to 6%, or 6% to 7% on a constant dollar basis. ADP still expects segment margin expansion of about 100 basis points for Employer Services.
  ADP still expects pays per control to increase 2.0% to 3.0% for the year.
  For the PEO Services segment, ADP continues to anticipate 15% to 17% revenue growth with segment margin expansion of about 50 basis points.

Client Funds Extended Investment Strategy Fiscal 2016 Forecast

The interest assumptions in our forecasts are based on Fed Funds futures contracts and forward yield curves as of October 26, 2015. The Fed Funds futures contracts used in the client short and corporate cash interest income forecasts assumes a moderate increase in the Fed Funds toward the end of the fiscal year. The three-and-a-half and five-year U.S. government agency rates based on the forward yield curves as of October 26, 2015 were used to forecast new purchase rates for the client and corporate extended, and client long portfolios, respectively.

  Interest on funds held for clients is expected to increase up to $5 million with up to 1% growth compared with our prior forecast of an increase of $5 to $15 million or 1% to 4%. This change is due to lower expected short-term and fixed income new purchase rates and is based on anticipated growth in average client funds balances of 3% to 5%, to $22.5 to $22.9 billion, and an average yield of 1.7%, which is anticipated to be flat compared to the fiscal 2015 average yield of 1.7%.
  The total contribution from the client funds extended investment strategy is expected to be about flat compared to last year, compared to our prior forecast of an increase of up to $10 million.

Investor Webcast Today

ADP will host a conference call for financial analysts today, Wednesday, October 28, 2015 at 8:30 a.m. EDT. The conference call will be webcast live on ADP's website at investors.adp.com and will be available for replay following the call. A slide presentation will be available shortly before the webcast.

Supplemental financial information including schedules of quarterly and full year reportable segment revenues and earnings for fiscal years 2014 and 2015, as well as details of the first quarter fiscal 2016 results from the client funds extended investment strategy, are posted to ADP's website at investors.adp.com. ADP news releases, current financial information, SEC filings and Investor Relations presentations are accessible at the same website.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures and are reconciled to their comparable GAAP measures in the accompanying financial tables.  The EBIT performance measures include interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy. ADP believes these amounts to be fundamental to the underlying operations of our business model. ADP's calculation of EBIT may differ from similarly titled measures used by other companies.

The presentation of growth rates on a constant dollar basis represent a non-GAAP measure and are calculated by restating current period results into U.S. dollars using the comparable prior period's exchange rates.

About ADP (Nasdaq:ADP)

Powerful technology plus a human touch.  Companies of all types and sizes around the world rely on ADP's cloud software and expert insights to help unlock the potential of their people.  HR.  Talent.   Benefits.  Payroll.  Compliance.  Working together to build a better workforce.  For more information, visit ADP.com.

Automatic Data Processing, Inc. and Subsidiaries
Statements of Consolidated Earnings
(In millions, except per share amounts)
(Unaudited)
	Three Months Ended
	September 30,
	2015	2014
Revenues:
Revenues, other than interest on funds held for clients and PEO revenues	$ 1,928.7	$ 1,884.4
Interest on funds held for clients	87.8	90.2
PEO revenues (A)	697.5	591.5
Total revenues	2,714.0	2,566.1

Expenses:
Costs of revenues:
Operating expenses	1,439.8	1,361.2
Systems development & programming costs	156.1	145.6
Depreciation & amortization	50.6	51.5
Total costs of revenues	1,646.5	1,558.3

Selling, general & administrative expenses	605.3	576.0
Interest expense	4.9	1.9
Total expenses	2,256.7	2,136.2

Other income, net	(47.7)	(20.5)

Earnings from continuing operations before income taxes	505.0	450.4

Provision for income taxes	167.5	153.8

Net earnings from continuing operations	$ 337.5	$ 296.6

Earnings from discontinued operations before income taxes	(1.4)	67.7

Provision for income taxes	(0.5)	69.1

Net earnings from discontinued operations	$ (0.9)	$ (1.4)

Net earnings	$ 336.6	$ 295.2

Basic Earnings Per Share from Continuing Operations	$ 0.73	$ 0.62
Basic Earnings Per Share from Discontinued Operations	—	—
Basic Earnings Per Share	$ 0.73	$ 0.62

Diluted Earnings Per Share from Continuing Operations	$ 0.72	$ 0.62
Diluted Earnings Per Share from Discontinued Operations	—	—
Diluted Earnings Per Share	$ 0.72	$ 0.61

Dividends declared per common share	$ 0.490	$ 0.480

Components of other income, net:
Interest income on corporate funds	$ (18.6)	$ (18.3)
Realized gains on available-for-sale securities	(0.9)	(1.0)
Realized losses on available-for-sale securities	0.9	0.2
Gain on sale of notes receivable	—	(1.4)
Gain on sale of business	(29.1)	—
Total other income, net	$ (47.7)	$ (20.5)

(A) Professional Employer Organization ("PEO") revenues are net of direct pass-through costs, primarily consisting of payroll wages and payroll taxes, of $6,865.3 million and $5,736.2 million for the three months ended September 30, 2015 and 2014, respectively.

Automatic Data Processing, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)
	September 30,	June 30,
	2015	2015
Assets
Cash and cash equivalents/Short-term marketable securities	$ 3,211.9	$ 1,665.9
Other current assets	2,455.5	2,278.0
Total current assets before funds held for clients	5,667.4	3,943.9
Funds held for clients	24,508.7	24,865.3
Total current assets	30,176.1	28,809.2

Long-term marketable securities	21.3	28.9
Property, plant and equipment, net	680.3	672.7
Other non-current assets	3,502.6	3,599.7
Total assets	$ 34,380.3	$ 33,110.5

Liabilities and Stockholders' Equity
Other current liabilities	2,347.1	2,463.2
Client funds obligations	24,240.2	24,650.5
Total current liabilities	26,587.3	27,113.7

Long-term debt	1,995.2	9.2
Other non-current liabilities	1,167.6	1,179.1
Total liabilities	29,750.1	28,302.0

Total stockholders' equity	4,630.2	4,808.5
Total liabilities and stockholders' equity	$ 34,380.3	$ 33,110.5

Automatic Data Processing, Inc. and Subsidiaries
Condensed Statements of Consolidated Cash Flows
(In millions)
(Unaudited)	Three Months Ended
	September 30,
	2015	2014
Cash Flows from Operating Activities:
Net earnings	$ 336.6	$ 295.2
Adjustments to reconcile net earnings to cash flows provided by operating activities	129.5	95.7
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures of businesses	(372.9)	(218.1)
Proceeds from the sale of notes receivable	—	207.2
Operating activities of discontinued operations	—	(1.8)
Net cash flows provided by operating activities	93.2	378.2

Cash Flows from Investing Activities:
Purchases and proceeds from corporate and client funds marketable securities	395.5	(299.0)
Net (increase) / decrease in restricted cash and cash equivalents held to satisfy client funds obligations	(137.8)	1.5
Capital expenditures	(55.6)	(36.1)
Additions to intangibles	(45.4)	(43.9)
Dividend received from CDK Global, Inc., net of cash retained	—	645.0
Other investing activities	162.5	15.5
Investing activities of discontinued operations	—	(15.9)
Net cash flows provided by investing activities	319.2	267.1

Cash Flows from Financing Activities:
Net (decrease) / increase in client funds obligations	(275.1)	47.3
Proceeds from debt issuance	1,986.4	—
Repurchases of common stock	(308.1)	(61.2)
Dividends paid	(229.0)	(229.8)
Net repayments of commercial paper borrowings	—	(236.0)
Other financing activities	(30.1)	60.1
Financing activities of discontinued operations	—	1.6
Net cash flows provided by / (used in) financing activities	1,144.1	(418.0)

Effect of exchange rate changes on cash and cash equivalents	(11.1)	(35.2)

Net change in cash and cash equivalents	1,545.4	192.1

Cash and cash equivalents, beginning of period	1,639.3	1,983.6
Cash and cash equivalents, end of period	3,184.7	2,175.7
Less cash and cash equivalents of discontinued operations, end of period	—	2.2
Cash and cash equivalents of continuing operations, end of period	$ 3,184.7	$ 2,173.5

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data
(Dollars in millions, except per share amounts)
(Unaudited)	Three Months Ended
	September 30,		% Change
			As	Constant
	2015	2014	Reported	Dollar Basis
Segment revenues from continuing operations
Employer Services	$ 2,130.8	$ 2,071.9	3%	7%
PEO Services	701.5	594.9	18%	18%
Other	(118.3)	(100.7)	n/m	n/m
Total revenues from continuing operations	$ 2,714.0	$ 2,566.1	6%	9%

Segment earnings from continuing operations
Employer Services	$ 587.2	$ 580.8	1%	3%
PEO Services	88.4	67.0	32%	32%
Other	(170.6)	(197.4)	n/m	n/m
Total pretax earnings from continuing operations	$ 505.0	$ 450.4	12%	14%

	Three Months Ended
	September 30,
Segment margin	2015	2014	Change
Employer Services	27.6%	28.0%	(0.5)%
PEO Services	12.6%	11.3%	1.3%
Other	n/m	n/m	n/m
Total pretax margin	18.6%	17.6%	1.1%

	Three Months Ended
	September 30,		% Change
			As	Constant
Earnings per share information:	2015	2014	Reported	Dollar Basis
Net earnings from continuing operations	$ 337.5	$ 296.6	14%	16%
Net earnings	$ 336.6	$ 295.2	14%	16%

Basic weighted average shares outstanding	462.4	478.4	(3)%	n/a
Basic earnings per share from continuing operations	$ 0.73	$ 0.62	18%	19%
Basic earnings per share	$ 0.73	$ 0.62	18%	19%

Diluted weighted average shares outstanding	465.7	481.7	(3)%	n/a
Diluted earnings per share from continuing operations	$ 0.72	$ 0.62	16%	19%
Diluted earnings per share	$ 0.72	$ 0.61	18%	21%

	Three Months Ended
	September 30,
Key Statistics:	2015	2014
Internal revenue growth:
Employer Services	3%	7%
PEO Services	18%	18%

Internal revenue growth - Constant Dollar Basis:
Employer Services	7%	7%
PEO Services	18%	18%

Employer Services:
Change in pays per control - U.S.	2.3%	3.1%
Change in client revenue retention percentage - worldwide	(1.6) pts	.7 pts
Employer Services/PEO new business bookings growth - worldwide	13%	11%

PEO Services:
Paid PEO worksite employees at end of period	392,000	349,000
Average paid PEO worksite employees during the period	389,000	345,000

Automatic Data Processing, Inc. and Subsidiaries
Other Selected Financial Data, Continued
(Dollars in millions, except per share amounts or where otherwise stated)
(Unaudited)
	Three Months Ended
	September 30,
	2015	2014	Change	% Change
Average investment balances at cost (in billions):
Corporate, other than corporate extended	$ 1.7	$ 1.6	$ —	3%
Corporate extended	4.0	3.7	0.3	8%
Total corporate	5.7	5.3	0.3	7%
Funds held for clients	19.4	18.7	0.7	3%
Total	$ 25.0	$ 24.0	$ 1.0	4%

Average interest rates earned exclusive of realized losses (gains) on:
Corporate, other than corporate extended	0.5%	0.7%
Corporate extended	1.7%	1.7%
Total corporate	1.3%	1.4%
Funds held for clients	1.8%	1.9%
Total	1.7%	1.8%

Net unrealized gain position at end of period	$ 269.9	$ 229.5

Average short-term financing (in billions):
U.S. commercial paper borrowings	$ 3.5	$ 3.1
U.S. & Canadian reverse repurchase agreement borrowings	0.5	0.6
	$ 4.0	$ 3.7

Average interest rates paid on:
U.S. commercial paper borrowings	0.2%	0.1%
U.S. & Canadian reverse repurchase agreement borrowings	0.4%	0.4%

Interest on funds held for clients	$ 87.8	$ 90.2	$ (2.4)	(3)%
Corporate extended interest income (C)	16.6	16.2	0.5	3%
Corporate interest expense-short-term financing (C)	(1.9)	(1.5)	(0.3)	(23)%
	$ 102.6	$ 104.8	$ (2.2)	(2)%

(C) While "Corporate extended interest income" and "Corporate interest expense-short-term financing" are non-GAAP measures, management believes this information is beneficial to reviewing the financial statements of ADP. Management believes this information is beneficial as it allows the reader to understand the extended investment strategy for ADP's client funds assets, corporate investments and short-term borrowings. A reconciliation of the non-GAAP measures to GAAP measures is as follows:

	Three Months Ended
	September 30,
	2015	2014

Corporate extended interest income	$ 16.6	$ 16.2
All other interest income	2.0	2.2
Total interest income on corporate funds	$ 18.6	$ 18.3

Corporate interest expense - short-term financing	$ 1.9	$ 1.5
All other interest expense	3.0	0.4
Total interest expense	$ 4.9	$ 1.9

Automatic Data Processing, Inc. and Subsidiaries
Consolidated Statement of Adjusted / Non-GAAP Financial Information
(in millions, except per share amounts)
(Unaudited)

The following tables reconcile the Company's results for the three months ended September 30, 2015 to adjusted results that exclude certain interest amounts and a gain on the sale of our AdvancedMD business. The Company uses certain adjusted results, among other measures, to evaluate the Company's operating performance in the absence of certain items and for planning and forecasting of future periods. The Company believes that the adjusted results provide relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by the Company's management and improves their ability to understand the Company's operating performance. Since adjusted earnings from continuing operations before interest and income taxes ("adjusted EBIT"), adjusted provision for income taxes, adjusted net earnings from continuing operations, adjusted diluted earnings per share ("EPS") from continuing operations and adjusted EBIT margin are not measures of performance calculated in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), they should not be considered in isolation from, or as a substitute for, earnings from continuing operations before income taxes, provision for income taxes, net earnings from continuing operations, and diluted EPS from continuing operations, and they may not be comparable to similarly titled measures used by other companies. The adjusted EBIT performance measure includes interest income earned on investments associated with our client funds extended investment strategy and interest expense on borrowings related to our client funds extended investment strategy. We believe these amounts to be fundamental to the underlying operations of our business model.

	Three Months Ended
	September 30,		% Change
	2015	2014	As Reported	Constant Dollar Basis
Earnings from continuing operations before income taxes	$ 505.0	$ 450.4	12%	14%
Adjustments:
Interest expense	3.0	0.4
Interest income	(2.0)	(2.2)
Gain on sale of business	(29.1)	—
Adjusted EBIT	$ 476.9	$ 448.6	6%	8%
Adjusted EBIT Margin	17.6%	17.5%

Provision for income taxes	$ 167.5	$ 153.8	9%	11%
Adjustment:
Gain on sale of business	(7.3)	—
Adjusted provision for income taxes	$ 160.2	$ 153.8	4%	6%

Net earnings from continuing operations	$ 337.5	$ 296.6	14%	16%
Adjustments:
Gain on sale of business	(29.1)	—
Provision for income taxes on gain on sale of business	7.3	—
Adjusted net earnings from continuing operations	$ 315.7	$ 296.6	6%	8%

Diluted earnings per share from continuing operations	$ 0.72	$ 0.62	16%	19%
Adjustment:
Gain on sale of business	(0.05)	—
Adjusted diluted earnings per share from continuing operations	$ 0.68	$ 0.62	10%	11%

Safe Harbor Statement

This document and other written or oral statements made from time to time by ADP may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like "expects," "assumes," "projects," "anticipates," "estimates," "we believe," "could" and other words of similar meaning, are forward-looking statements. These statements are based on management's expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit rating and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under "Item 1A. - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 should be considered in evaluating any forward-looking statements contained herein.

The ADP logo, ADP, are registered trademarks of ADP, LLC.  ADP A more human resource. is a service mark of ADP, LLC.  All other marks are the property of their respective owners. Copyright © 2015 ADP, LLC.

CONTACT: ADP-Investor Relations

         Investor Relations Contacts:
         Sara Grilliot
         973.974.7834
         Sara.Grilliot@ADP.com

         Byron Stephen
         973.974.7896
         Byron.Stephen@ADP.com

         Media Contact:
         Andy Hilton
         973.974.4462
         Andy.Hilton@ADP.com